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                                                                     Exhibit 5.2


Xerox Corporation                                               Martin S. Wagner
P.O. Box 1600                                         Associate General Counsel,
800 Long Ridge Road                              Corporate, Finance and Ventures
Stamford, CT 06904                                   Direct Dial: (203) 968-3457
(203) 968-3000                                               Fax: (203) 968-3446


May 5, 1997


Xerox Capital Trust I
Xerox Corporation
c/o   Xerox Corporation
      P.O. Box 1600
      Stamford, CT 06904-1600

Re:   8% CAPITAL SECURITIES OF XEROX CAPITAL TRUST I
      ----------------------------------------------

Ladies and Gentlemen:

The undersigned, an attorney-at-law admitted to practice in the State of New York, is Associate General Counsel, Corporate, Finance and Ventures of Xerox Corporation, a New York corporation (the "Company"). As such, I am familiar with the proceedings taken by the Company and Xerox Capital Trust I, a trust formed under the laws of the State of Delaware and all of the common securities of which are owned by the Company (the "Trust"), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333-24193)(the "Original Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on March 28, 1997 by the Company and the Trust with respect to the registration under the Securities Act of 1933, as amended (the "Act"), (i) by the Trust of $650 million aggregate liquidation amount of 8% Series B Capital Securities (the "Capital Securities"); (ii) by the Company of its guarantee of payment of cash distributions and payments on liquidation of the Trust or redemption of the Capital Securities pursuant to the Series B Capital Securities Guarantee Agreement (the "Guarantee Agreement") and (iii) by the Company of $650 million aggregate principal amount of its 8% Series B Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Junior Subordinated Debentures").

This opinion is being furnished in accordance with the requirements of Item 601
(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth herein, either I or other lawyers in the Office of General Counsel of the Company who report either directly or indirectly to me have examined (i) the Original Registration Statement and Amendment No. 1 thereto filed
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with the Commission on the date hereof (such Original Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), (ii) the Registration Rights Agreement dated as of January 29, 1997 (the
"Registration Rights Agreement"), among the Company, the Trust and Merrill
Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan & Co., J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated; (iii) the Indenture dated as of January 29, 1997 (the "Indenture") between The First National Bank of Chicago, as Indenture Trustee, and the Company, (iv) the Amended and Restated Declaration of Trust, dated as of January 29, 1997 (the "Declaration") among Eunice M. Filter, George R. Roth and Douglas J. Mahoney, as Administrative Trustees, The First National Bank of Chicago, as property trustee, First Chicago Delaware Inc., as Delaware trustee and the Company, as sponsor, (v) the form of the Junior Subordinated Debentures and a specimen certificate thereof; (vi) the Guarantee Agreement, (vii) the Certificate of Incorporation and By-Laws of the Company and (viii) originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, instruments, certificates of public officials and corporate officers of the Company and such other documents, certificates, records, authorizations and proceedings, as have been deemed requisite to enable me to express the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based on the foregoing, it is my opinion that:

(i) The Guarantee Agreement has been duly authorized by the Company, and when (i) the Declaration and Indenture have been qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), and (ii) the Guarantee Agreement is duly executed and delivered by the Company and issued in the exchange offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Guarantee Agreement will constitute a valid, legal and binding agreement of the Company in favor of the holders of Capital Securities, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and
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(2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

(ii) The Junior Subordinated Debentures have been duly authorized for issuance and sale by the Company and when (i) the Declaration and Indenture have been qualified under the TIA and (ii) the Junior Subordinated Debentures are duly executed, authenticated and issued in accordance with the Indenture and delivered and issued in the exchange offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Junior Subordinated Debentures will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

My opinions are subject to the following qualification:

(i) I am qualified to practice law in the State of New York. The opinions expressed herein are limited to the law of the State of New York.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to myself under the caption "Validity of Exchange Securities" in the Registration Statement.

Very truly yours,


Martin S. Wagner
Associate General Counsel
Corporate, Finance and Ventures